Exhibit 3.127

CERTIFICATE OF FORMATION

OF

Hilton EI Con Management LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “company”), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1. The name of the limited liability company is Hilton EI Con Management LLC

2. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.

Executed on September 26, 2008.

Bryan Gordon
Bryan Gordon Authorized Person

Delaware Limited Liability Certificate of Formation 5/05 - 1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

HILTON EL CON MANAGEMENT LLC

Hilton El Con Management LLC (hereinafter called the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1. The name of the limited liability company is Hilton El Con Management LLC. The original Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on September 26, 2008.

2. The Certificate of Formation of the Company is hereby amended by deleting Section 2 thereof and replacing it with the following new Section 2:

“The address of the registered office and the name and the address of the registered agent of the limited liability company in the State of Delware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808.”

Executed on this 16th day of December, 2008.

/s/ Bryan Gordon
Authorized Person

Delaware Domestic Limited Liability Company Certificate of Amendment 1/96 - 1